International Cosmetics Marketing Co.
                           d/b/a Beverly Sassoon & Co

March 15, 2001

Menderes Akdag
7136 NE 8th Drive
Boca Raton, Florida 33487

Dear Mendo:

         This will confirm the following agreements between you and International Cosmetics Marketing Co. (the "Company") regarding the termination of your employment by the Company and agreed to by you today. This letter agreement ("Agreement") amends and supersedes all agreements (including without limitation employment agreements and amendments thereto) and understandings between you and the Company (written or oral), except as otherwise specifically provided herein.

         1. Your employment with the Company and all obligations of the Company to you will terminate as of March 15, 2001 ("Termination Date"). You agree that the Company is not obligated to compensate you (in any manner) for any services performed after March 1, 2001.

         2. In additional to any and all other acknowledgments contained herein, you specifically acknowledge that, as of the Termination Date and except as otherwise provided herein, you have received or waive any right you have or may have to receive all salary, bonus, vacation, commission, compensation time, or other payments in cash, securities or otherwise (including without limitation incentive compensation) to which you are or may be entitled and that you accrue no other benefits or entitlements on or after the Termination Date except as provided in this Agreement.

         3. You agree that as of the Termination Date you will continue to have a right to exercise 40,000 of the options granted to you by Capital Distribution, LLC (the "Vested Options") and that all other options granted to you pursuant to any agreement or arrangement with Capital Distribution or otherwise shall be unvested and therefore cancelled in accordance with their terms effective on the Termination Date. The Vested Options shall be exercisable for a period of three years from the date hereof in accordance with their terms.

         4. Subject to your continued compliance with the terms of this Agreement, the Company agrees to not to enforce Paragraph 7a of the Employment Agreement between you and the Company dated November 15th, 2000.

         5. In consideration for the Company's agreement in section 4 hereof, you and your heirs, assigns, agents, executors and/or administrators hereby release the Company, its successors, assigns, affiliates, present and former owners, employees, officers, directors, controlling persons and agents (hereinafter "Releasees") from any and all claims, demands or causes of action of whatever nature, whether known or unknown, that you ever had, now have or claim to have against the Company or any other Releasee directly or indirectly relating to or arising out of your employment with the Company or your termination of employment with the Company; provided, however, that we agree that you are not waiving or releasing the Company from any rights to indemnification provided by law or any indemnification you may be entitled to in accordance with the Company's Articles of Incorporation or Bylaws. You also hereby waive and release forever any right to have employment or re-employment by the Company and you agree not to sue or join in any suit against the Company for any claim including without limitation those described herein. You also agree not to make or publish disparaging remarks about any of the Releasees.

         6. Any inventions, ideas, reports, discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, "know-how," data, and other creative ideas concerning the manufacture, formulation and design of health, beauty and nutritional products (all of the foregoing to be hereafter referred to as "Proprietary Information"), whether or not patentable or registrable under copyright or similar statutes, generated by you either alone or jointly with others in the course of your employment with the Company relating or useful to the manufacture, design, marketing or sale of health, beauty or nutritional products by the Company, shall be the sole property of the Company. You hereby assign to the Company any rights that you may acquire or develop in such Proprietary Information. You shall cooperate with the Company in patenting, copyrighting, trademarking or protecting in any manner any such Proprietary Information, shall execute any documents tendered by the Company to evidence its ownership thereof, and shall cooperate with the Company in defending and enforcing its rights therein.

         7. This Agreement contains the entire understanding of the parties except as otherwise expressly contemplated herein. This Agreement shall not be amended except by written agreement of the parties signed by each of them and shall be binding upon and inure to the benefit of the parties and their successors, personal representatives and assigns. No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith not incorporated herein shall be binding on the parties. Notices that are required or permitted hereunder shall be given by delivery to a courier service providing next day delivery and proof of receipt to each party at its most recent address or to such other address of a party as to which that party shall notify the other parties in the manner provided herein.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

EMPLOYEE:                                  INTERNATIONAL COSMETICS MARKETING CO.


/s/ Menderes Akdag                         By:  /s/ Sonny Spoden
------------------                              ----------------
Menderes Akdag                             Name:  Sonny Spoden
                                           Title:    Chief Financial Officer


Capital Distribution, LLC

By:  /s/ Elan Sassoon
---------------------------
Name:  Elan Sassoon
Title:    Managing Member


/s/ Elan Sassoon
---------------------------
Elan Sassoon, individually


/s/ Beverly Sassoon
---------------------------
Beverly Sassoon, individually